Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Snehal Shah	Sara Matheu
(847) 720-8109	(847) 720-2392
Snehal.Shah@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Second Quarter Fiscal Year 2022 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) August 11, 2022 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter fiscal year 2022.

Second Quarter Fiscal 2022 Highlights
•Net income available to common shareholders improved to $61 million
•Adjusted EBITDA increased 10.8% to $368 million
•Diluted EPS was $0.27; Adjusted Diluted EPS was $0.67
•Net sales increased 15.2% to $8.8 billion
•Total case volume and independent restaurant case volume were flat
•Gross profit increased 18.3% to $1.4 billion

Six Month Fiscal 2022 Highlights
•Net income available to common shareholders was $45 million
•Adjusted EBITDA increased 20.8% to $609 million
•Diluted EPS was $0.20; Adjusted Diluted EPS was $0.99
•Net sales increased 19.1% to $16.6 billion
•Total case volume increased 1.7%; independent restaurant case volume increased 4.3%
•Gross profit increased 18.7% to $2.6 billion

CEO Perspective
“Our results this quarter demonstrate significant progress on the execution of our long-range plan,” said Interim CEO Andrew Iacobucci. “Our strategic initiatives are driving results as we grew market share with gains in key customer types, implemented key supply chain initiatives to improve service levels, and expanded our omnichannel strategy with continued CHEF'STORE growth. We remain well-positioned to deliver profitable growth and value for our shareholders in a challenging macro environment and I am confident in our ability to achieve our 2022 outlook and long-range plan.”

Second Quarter Fiscal 2022 Results
Net income available to common shareholders was $61 million, an improvement of $15 million compared to the prior year. Adjusted EBITDA was $368 million, an increase of $36 million or 10.8%, compared to the prior year. Adjusted EBITDA margin was 4.2%, a decrease of 10 basis points compared to the prior year. Diluted EPS was $0.27; Adjusted Diluted EPS was $0.67.

Net sales were $8.8 billion for the quarter, an increase of 15.2% from the prior year, driven by food cost inflation of 15% compared to the same quarter a year ago. Total case volume was flat to the prior year driven by flat independent restaurant case volume, a 35.0% increase in hospitality volume and a 2.4% increase in healthcare volume, offset by an 8.7% decrease in chain volume. Year-over-year total case growth for the second quarter was also negatively impacted roughly 375 basis points by the mid-2021 exit of the lower margin grocery retail business we temporarily added during the pandemic and the strategic exit of a small number of lower margin chain restaurant and education customers.

Gross profit was $1.4 billion, an increase of 18.3% from the prior year. Key drivers included optimized pricing, increased freight income from improved inbound logistics, and cost of goods sold optimization. Food cost inflation in multiple product categories also contributed to increased Gross profit. Our LIFO method of inventory costing resulted in an expense of $65 million in 2022 compared to expense of $97 million in 2021 due to inflation in multiple product categories including poultry, dairy, and grocery. Gross profit as a percentage of Net sales was 15.7%. Adjusted Gross profit was $1.4 billion, a 14.4% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 16.4%. Adjusted Gross profit per case in the second quarter of 2022 continued at very strong levels due to the aforementioned factors.

Total operating expenses of $1.2 billion increased $188 million, or 18.0% from the prior year. Operating expenses increased primarily driven by higher distribution costs, largely due to higher labor costs as a result of increased turnover and higher than normal wage inflation. These increases were partially offset by cost savings initiatives outlined in the long range plan including: (1) routing improvements that expanded from a pilot to enterprise-wide implementation, (2) continued deployment of new warehouse selection technology that is expected to be completed in Q3, and (3) the rollout of new warehouse process enhancements tested in 2021. Operating expenses as a percent of Net sales were 14.0%. Adjusted Operating expenses for the quarter were $1.1 billion, an increase of $145 million or 15.4% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.3%.

Six Month Fiscal 2022 Results
Net income available to common shareholders was $45 million, an improvement of $38 million compared to the prior year. Adjusted EBITDA was $609 million, an increase of $105 million or 20.8%, compared to the prior year. Adjusted EBITDA margin was 3.7%, an increase of 10 basis points compared to the prior year and reflecting the operating leverage from Adjusted Gross profit increasing greater than Adjusted Operating expenses. Diluted EPS was $0.20; Adjusted Diluted EPS was $0.99.

Net sales were $16.6 billion for the first six months of 2022, an increase of 19.1% from the prior year, driven by food cost inflation of 16% compared to the first six months a year ago. Total case volume increased 1.7% from the prior year driven by a 4.3% increase in independent restaurant volume, a 46.4% increase in hospitality volume and a 1.6% increase in healthcare volume, partially offset by an 5.9% decrease in chain volume. Year-over-year total case growth for the first six months was also negatively impacted roughly 425 basis points by the mid-2021 exit of the lower margin grocery retail business we temporarily added during the pandemic and the strategic exit of a small number of lower margin chain restaurant and education customers.

Gross profit was $2.6 billion, an increase of 18.7% from the prior year. Key drivers included an increase in total case volume, optimized pricing, increased freight income from improved inbound logistics and cost of goods sold optimization. Food cost inflation in multiple product categories also contributed to increased Gross profit. The increase in Gross profit was partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 15.5%. Adjusted Gross profit was $2.7 billion, an 18.6% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 16.3%. Adjusted Gross profit per case for the first six months of 2022 was very strong due to the aforementioned factors.

Total operating expenses of $2.4 billion increased $374 million, or 18.5% from the prior year. Operating expenses increased primarily due to greater volume and higher distribution costs, largely due to higher labor costs as a result of increased turnover and higher than normal wage inflation. These increases were partially offset by cost savings initiatives outlined in the long-range plan including: (1) routing improvements that expanded from a pilot to enterprise-wide implementation, (2) continued deployment of new warehouse selection technology that is expected to be completed in the beginning of Q3, and (3) the rollout of new warehouse process enhancements tested in 2021.

Operating expenses as a percent of Net sales were 14.4%. Adjusted Operating expenses for the first six months of 2022 were $2.1 billion, an increase of $318 million or 17.7% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.7%.

Cash Flow and Debt
Cash flow provided by operating activities for the first six months of fiscal 2022 was $259 million, an increase of $9 million from the prior year. Cash capital expenditures for the first six months of fiscal 2022 totaled $143 million, an increase of $36 million from the prior year period due to investments in information technology, new construction and expansion of distribution facilities and property and equipment for fleet replacement.

Net Debt at the end of the second quarter of fiscal 2022 was $4.8 billion. The ratio of Net Debt to Adjusted EBITDA was 4.2x at the end of the second quarter of fiscal 2022, compared to 4.6x at the end of fiscal 2021 and 5.4x at the end of the second quarter of fiscal 2021.

Outlook for Fiscal Year 20221
The Company reaffirms its 2022 guidance of:
•Adjusted EBITDA of $1.2-$1.3 billion, with continued confidence toward the higher end of the Adjusted EBITDA range
•Adjusted Diluted EPS of $1.95-$2.25
•Cash capital expenditures of $280-$300 million with fleet capital leases to be an additional ~ $110 million
•Net Debt to Adjusted EBITDA leverage of approximately 3.5x by end of fiscal year 2022

The company is adjusting the outlook for interest expense in 2022 and now expects it to be $245-$255 million as a result of the Federal Reserve's interest rate increases.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss second quarter fiscal 2022 results on Thursday, August 11, 2022, at 9 a.m. CDT. The call can also be accessed live over the phone by dialing (888) 504-7949; the conference passcode is 468495. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 80 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Years 2022 and 2024,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions,
1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and volatile commodity costs; increases in food and fuel costs; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; changes in consumer eating habits; cost and pricing structures; the extent and duration of the negative impact of the COVID-19 pandemic on us; environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; product recalls and product liability claims; our reputation in the industry; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; changes in the method of determining London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate; labor relations and increased labor costs and continued access to qualified and diverse labor; risks associated with intellectual property, including potential infringement; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; effective integration of acquired businesses; changes in tax laws and regulations and resolution of tax disputes; costs and risks associated with current and changing government laws and regulations; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which was filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted Net income, Adjusted Diluted EPS, Net Debt and Net Leverage Ratio are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Net Debt and Net Leverage Ratio as supplemental measures to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. Net Leverage Ratio represents Net Debt divided by Trailing Twelve Months Adjusted EBITDA. We believe that Net Debt and Net Leverage Ratio are useful financial metrics to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted Net income, Adjusted Diluted EPS, Net Debt and Net Leverage Ratio may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	July 2, 2022	January 1, 2022

ASSETS
Current assets:
Cash and cash equivalents	$197	$148
Accounts receivable, less allowances of $31 and $33	1,776	1,469
Vendor receivables, less allowances of $13 and $7	201	145
Inventories—net	1,793	1,686
Prepaid expenses	133	120
Assets held for sale	8	8
Other current assets	13	18
Total current assets	4,121	3,594
Property and equipment—net	2,049	2,033
Goodwill	5,625	5,625
Other intangibles—net	808	830
Deferred tax assets	6	8
Other assets	424	431
Total assets	$13,033	$12,521

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft liability	$202	$183
Accounts payable	2,062	1,662
Accrued expenses and other current liabilities	644	610
Current portion of long-term debt	108	95
Total current liabilities	3,016	2,550
Long-term debt	4,912	4,916
Deferred tax liabilities	312	307
Other long-term liabilities	455	479
Total liabilities	8,695	8,252
Mezzanine equity:
Series A convertible preferred stock	534	534
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,994	2,970
Retained earnings	827	782
Accumulated other comprehensive loss	(19)	(19)
Total shareholders’ equity	3,804	3,735
Total liabilities, mezzanine equity and shareholders’ equity	$13,033	$12,521

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data)	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$8,827	$7,663	$16,625	$13,958
Cost of goods sold	7,444	6,494	14,047	11,786
Gross profit	1,383	1,169	2,578	2,172
Operating expenses:
Distribution, selling and administrative costs	1,233	1,044	2,394	2,016
Restructuring costs and asset impairment charges	—	1	—	4
Total operating expenses	1,233	1,045	2,394	2,020
Operating income	150	124	184	152
Other income—net	(5)	(6)	(11)	(13)
Interest expense—net	60	54	115	108
Loss on extinguishment of debt	—	—	—	23
Income before income taxes	95	76	80	34
Income tax provision	25	21	17	3
Net income	$70	$55	$63	$31

Net income	$70	$55	$63	$31
Series A convertible preferred stock dividends	(9)	(9)	(18)	(24)
Net income available to common shareholders	$61	$46	$45	$7

Net income per share
Basic	$0.27	$0.21	$0.20	$0.03
Diluted	$0.27	$0.20	$0.20	$0.03

Weighted-average common shares outstanding
Basic	224,061,295	221,846,967	223,590,260	221,280,325
Diluted	226,151,045	225,206,584	226,363,401	224,988,618

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions)	July 2, 2022	July 3, 2021
Cash flows from operating activities:
Net income	$63	$31
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	181	195
Gain on disposal of property and equipment—net	(2)	—
Loss on extinguishment of debt	—	23
Amortization of deferred financing costs	6	7
Deferred tax provision	7	6
Share-based compensation expense	21	23
Benefit for doubtful accounts	—	(13)
Changes in operating assets and liabilities:
Increase in receivables	(363)	(516)
Increase inventories—net	(107)	(286)
Increase in prepaid expenses and other assets	(5)	(24)
Increase in accounts payable and cash overdraft liability	450	721
Increase in accrued expenses and other liabilities	8	83
Net cash provided by operating activities	259	250
Cash flows from investing activities:
Proceeds from sales of divested assets	—	5
Proceeds from sales of property and equipment	3	1
Purchases of property and equipment	(143)	(107)
Net cash used in investing activities	(140)	(101)
Cash flows from financing activities:
Proceeds from debt borrowings	1,032	900
Principal payments on debt and financing leases	(1,087)	(1,161)
Dividends paid on Series A convertible preferred stock	(18)	(9)
Debt financing costs and fees	—	(18)
Proceeds from employee stock purchase plan	12	10
Proceeds from exercise of stock options	7	12
Tax withholding payments for net share-settled equity awards	(16)	(13)
Net cash used in financing activities	(70)	(279)
Net increase (decrease) in cash, and cash equivalents and restricted cash	49	(130)
Cash, cash equivalents and restricted cash—beginning of period	148	829
Cash, cash equivalents and restricted cash—end of period	$197	$699
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$105	$88
Income taxes paid—net	13	—
Property and equipment purchases included in accounts payable	26	27
Property and equipment transferred to assets held for sale	—	9
Leased assets obtained in exchange for financing lease liabilities	57	14
Leased assets obtained in exchange for operating lease liabilities	6	20
Cashless exercise of stock options	1	1
Paid-in-kind Series A convertible preferred stock dividends	—	15

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	July 2, 2022	July 3, 2021	Change	%
Net income available to common shareholders	$61	$46	$15	32.6%
Series A Preferred Stock Dividends	(9)	(9)	—	—%
Net income (GAAP)	70	55	15	27.3%
Interest expense—net	60	54	6	11.1%
Income tax provision	25	21	4	19.0%
Depreciation expense	81	81	—	—%
Amortization expense	11	13	(2)	(15.4)%
EBITDA (Non-GAAP)	247	224	23	10.3%
Adjustments:
Restructuring costs and asset impairment charges (1)	—	1	(1)	(100.0)%
Share-based compensation expense (2)	9	13	(4)	(30.8)%
LIFO reserve adjustment (3)	65	97	(32)	(33.0)%
Business transformation costs (4)	15	5	10	200.0%
COVID-19 other related expenses(5)	2	1	1	100.0%
Business acquisition and integration related costs and other (6)	30	(9)	39	NM
Adjusted EBITDA (Non-GAAP)	368	332	36	10.8%
Depreciation expense	(81)	(81)	—	—%
Interest expense—net	(60)	(54)	(6)	11.1%
Income tax provision, as adjusted (7)	(58)	(51)	(7)	13.7%
Adjusted Net Income (Non-GAAP)	$169	$146	$23	15.8%

Diluted EPS (GAAP)	$0.27	$0.20	$0.07	35.0%
Restructuring and asset impairment costs (1)	—	—	—	NM
Share-based compensation expense (2)	0.04	0.05	(0.01)	(20.0)%
LIFO reserve adjustment (3)	0.26	0.39	(0.13)	(33.3)%
Business transformation costs (4)	0.06	0.02	0.04	200.0%
COVID-19 other related expenses(5)	0.01	—	0.01	NM
Business acquisition and integration related costs and other (6)	0.12	(0.04)	0.16	NM
Income tax provision, as adjusted (7)	(0.09)	(0.04)	(0.05)	125%
Adjusted Diluted EPS (Non-GAAP) (8)	$0.67	$0.58	$0.09	15.5%

Weighted-average diluted shares outstanding (Non-GAAP) (9)	250,908,286	249,963,825

Gross profit (GAAP)	$1,383	$1,169	$214	18.3%
LIFO reserve change (3)	65	97	(32)	(33.0)%
Adjusted Gross profit (Non-GAAP)	$1,448	$1,266	$182	14.4%

Operating expenses (GAAP)	$1,233	$1,045	$188	18.0%
Depreciation expense	(81)	(81)	—	—%
Amortization expense	(11)	(13)	2	(15.4)%
Restructuring costs and asset impairment charges (1)	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(9)	(13)	4	(30.8)%
Business transformation costs (4)	(15)	(5)	(10)	200.0%
COVID-19 other related expenses(5)	(2)	(1)	(1)	100.0%
Business acquisition and integration related costs and other (6)	(30)	9	(39)	NM
Adjusted Operating expenses (Non-GAAP)	$1,085	$940	$145	15.4%

NM - Not Meaningful
(1)Consists primarily of non-CEO severance and related costs, organizational realignment costs and asset impairment charges.

(2)    Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)    Represents the non-cash impact of LIFO reserve adjustments.
(4)    Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)     Includes COVID-19 related costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)    Includes: (i) aggregate acquisition and integration related costs of $6 million for both the 13 weeks ended July 2, 2022 and July 3, 2021, respectively, (ii) contested proxy and related legal and consulting costs of $14 million for the 13 weeks ended July 2, 2022, (iii) CEO severance of $5 million for the 13 weeks ended July 2, 2022, (iv) favorable legal settlement recovery of $13 million for the 13 weeks ended July 3, 2021, and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(7)    Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(8) Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(9)    For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data)	July 2, 2022	July 3, 2021	Change	%
Net income available to common shareholders	$45	$7	$38	NM
Series A convertible preferred stock dividends	(18)	(24)	6	(25.0)%
Net income (GAAP)	63	31	32	103.2%
Interest expense—net	115	108	7	6.5%
Income tax provision	17	3	14	NM
Depreciation expense	159	163	(4)	(2.5)%
Amortization expense	22	32	(10)	(31.3)%
EBITDA (Non-GAAP)	376	337	39	11.6%
Adjustments:
Restructuring and asset impairment costs(1)	—	4	(4)	(100.0)%
Share-based compensation expense (2)	21	23	(2)	(8.7)%
LIFO reserve change (3)	137	118	19	16.1%
Loss on extinguishment of debt (4)	—	23	(23)	(100.0)%
Business transformation costs (5)	29	14	15	107.1%
COVID-19 bad debt benefit (6)	—	(15)	15	(100.0)%
COVID-19 other related expenses (7)	2	1	1	100.0%
Business acquisition and integration related costs and other (8)	44	(1)	45	NM
Adjusted EBITDA (Non-GAAP)	609	504	105	20.8%
Depreciation expense	(159)	(163)	4	(2.5)%
Interest expense—net	(115)	(108)	(7)	6.5%
Income tax provision, as adjusted (9)	(86)	(60)	(26)	43.3%
Adjusted net income (Non-GAAP)	$249	$173	$76	43.9%

Diluted EPS (GAAP)	$0.20	$0.03	$0.17	NM
Restructuring and asset impairment costs(1)	—	0.02	(0.02)	(100.0)%
Share-based compensation expense (2)	0.08	0.09	(0.01)	(11.1)%
LIFO reserve change (3)	0.55	0.47	0.08	17.0%
Loss on extinguishment of debt (4)	—	0.09	(0.09)	(100.0)%
Business transformation costs (5)	0.12	0.06	0.06	100.0%
COVID-19 bad debt benefit (6)	—	(0.06)	0.06	(100.0)%
COVID-19 other related expenses (7)	0.01	—	0.01	NM
Business acquisition and integration related costs and other (8)	0.18	—	0.18	NM
Income tax impact of adjustments (9)	(0.15)	(0.01)	(0.14)	NM
Adjusted Diluted EPS (Non-GAAP) (10)	$0.99	$0.69	$0.30	43.5%

Weighted-average diluted shares outstanding (Non-GAAP) (11)	251,120,642	249,539,994

Gross profit (GAAP)	$2,578	$2,172	$406	18.7%
LIFO reserve change (3)	137	118	19	16.1%
Adjusted Gross profit (Non-GAAP)	$2,715	$2,290	$425	18.6%

Operating expenses (GAAP)	$2,394	$2,020	$374	18.5%
Depreciation expense	(159)	(163)	4	(2.5)%
Amortization expense	(22)	(32)	10	(31.3)%
Restructuring and asset impairment costs(1)	—	(4)	4	(100.0)%
Share-based compensation expense (2)	(21)	(23)	2	(8.7)%
Business transformation costs (5)	(29)	(14)	(15)	107.1%
COVID-19 bad debt benefit (6)	—	15	(15)	(100.0)%
COVID-19 other related expenses (7)	(2)	(1)	(1)	100.0%
Business acquisition and integration related costs and other (8)	(44)	1	(45)	NM
Adjusted Operating expenses (Non-GAAP)	$2,117	$1,799	$318	17.7%
NM - Not Meaningful
(1)Consists primarily of non-CEO severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.

(3)Represents the non-cash impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)Includes COVID-19 related costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Includes: (i) aggregate acquisition and integration related costs of $12 million for both the 26 weeks ended July 2, 2022 and July 3, 2021, respectively; (ii) contested proxy and related legal and consulting costs of $21 million for the 26 weeks ended July 2, 2022 (iii) CEO severance of $5 million for the 26 weeks ended July 2, 2022, (iv) favorable legal settlement recovery of $13 million for the 26 weeks ended July 3, 2021, and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(9)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(10)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(11)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	July 2, 2022	January 1, 2022	July 3, 2021
Total Debt (GAAP)	$5,020	$5,011	$5,515
Cash, cash equivalents and restricted cash	(197)	(148)	(699)
Net Debt (Non-GAAP)	$4,823	$4,863	$4,816
Adjusted EBITDA (1)	$1,161	$1,057	$887
Net Leverage Ratio (2)	4.2	4.6	5.4

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA